U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of
          1934, Section 17(a) of the Public Utility Holding Company Act
         of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person*

           Harrington           Tim
--------------------------------------------------------------------------------
            (Last)            (First)           (Middle)

           531 Rafael Blvd. N.E.
--------------------------------------------------------------------------------
                                    (Street)

           St. Petersburg       FL                          33704
--------------------------------------------------------------------------------
            (City)            (State)                       (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)

               09/14/99

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol

               Reliant Interactive Media corp. (RIMC)

5.   Relationship of Reporting Person to Issuer

     (Check all applicable)

      |X|  Director                      |X|  10% Owner
      |X|  Officer (give title below)    |_|  Other (specify below)

--------------------------------------------------------------------------------
         President

6.   If Amendment, Date of Original (Month/Year)

7.   Individual of Joint/Group Filing (Check applicable line)

      |X|  Form Filed by One Reporting Person
      |_|  Form Filed by More than One Reporting Person

* If the Form is filed by more than one Reporting  Person,  see Instruction 5(b)
(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

             Table I - Non-Derivative Securities Beneficially Owned

================================================================================
                     Amount of                             Nature of
                    Securities       Ownership Form:       Indirect
  Title of         Beneficially       Direct (D) or       Beneficial
  Security             Owned          Indirect (I)         Ownership
 (Instr. 4)         (Instr. 4)         (Instr. 5)         (Instr. 5)
--------------------------------------------------------------------------------
Common Stock        1,100,000              D                  N/A
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

================================================================================

               Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                        2. Date Exercisable and         3. Title and
                        Expiration Date                     Amount of
                        (Month/Day/Year)                   Securities
                                                           Underlying
                                                           Derivative
                                                            Security
                                                           (Instr. 4)
====================================================================================================================================
                                                                                                      5. Owner-
                                                                                                      ship Form
                                                                                                      of
                                                                                     4.               Derivative
                                                                                     Conversion       Security:        6. Nature
                                                                    Amount or        or               Direct (D)       of
1. Title of                                                         Number of        Exercise         or               Indirect
Derivative                                                          Shares           Price of         Indirect         Beneficial
Security                  Date           Expiration                                  Derivative       (I)              Ownership
(Instr. 4)             Exercisable          Date        Title                        Security         (Instr. 5)       (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Options                 12/30/99          06/30/04      Common        40,000         $2.50                D
                                                        Stock
------------------------------------------------------------------------------------------------------------------------------------
Options                 06/30/00          06/30/04      Common        40,000         $4.00                D
                                                        Stock
------------------------------------------------------------------------------------------------------------------------------------
Options                 12/30/00          06/30/04      Common        40,000         $6.00                D
                                                        Stock
------------------------------------------------------------------------------------------------------------------------------------
Options                 06/30/01          06/30/04      Common        40,000         $7.50                D
                                                        Stock

* If the Form is filed by more than one Reporting  Person,  see Instruction 5(b)
(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

-----------------------------------------------------------------------------------------------------------------
Revenue              *1           *1         Common        2,000,000          -0-            D
Performance                                  Stock
Options
-----------------------------------------------------------------------------------------------------------------
Stock                *2           *2         Common          100,000          $7.50          D
Trading                                      Stock
Value
Options
-----------------------------------------------------------------------------------------------------------------
Stock                *3           *3         Common          100,000          $7.50          D
Trading                                      Stock
Value
Options
-----------------------------------------------------------------------------------------------------------------
Stock                *4           *4         Common          120,000          $7.50          D
Trading                                      Stock
Value
Options
=================================================================================================================

Explanation of Responses:

*1 = 100,000 shares granted for each  $10,000,000 of gross revenues  received by Issuer.
*2 = If stock trades at $15 per share.
*3 = If stock trades at $20 per share.
*4 = If stock trades at $25 per share.

   /s/ Tim Harrington
--------------------------------------------------------------------------------
**   Signature of Reporting Person                                      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

            Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

* If the Form is filed by more than one Reporting  Person,  see Instruction 5(b)
(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.